Exhibit 15.7

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-264589) of our auditor’s report dated May 15, 2024 with respect to the consolidated financial statements of Electra Battery Materials Corporation as at December 31, 2023 and for the year then ended, as included in the Annual Report on Form 20-F for the year ended December 31, 2023, as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

May 15, 2024 Toronto, Canada